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                                                                    EXHIBIT 21

                              HYPERCOM CORPORATION
                              LIST OF SUBSIDIARIES

        NAME OF ENTITY                            JURISDICTION OF ORGANIZATION
        --------------                            ----------------------------
1.      Hypercom Pty. Ltd.                                  Australia

2.      Hypercom, Inc.                                      Arizona

3.      Hypercom U.S.A., Inc.                               Delaware

4.      Hypercom Latino America, Inc.                       Arizona

5.      Hypercom Manufacturing Resources, Inc.              Arizona

6.      Hypercom Do Brazil Commercial LTDA                  Brazil

7.      Hypercom Manufacturing Hong Kong, Ltd.              Hong Kong

8.      Hypercom Asia Ltd.                                  Hong Kong

9.      Hypercom Australia Pty., Ltd.                       Australia